LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization
Resources Connection LLC	Delaware
Names under which Resources Connection LLC does business: Resources Global Professionals
Resources Healthcare Solutions LLC	Delaware
RGP Property LLC	Delaware
Sitrick Group, LLC	Delaware
Names under which Sitrick Group, LLC does business: SITRICK AND COMPANY
taskforce – Management on Demand LLC	Delaware
Veracity Consulting Group, LLC	Virginia
Resources Connection Australia Pty Ltd.	Australia
Names under which Resources Connection Australia Pty Ltd. does business: Resources Global Professionals
Resources Global Professionals, Inc.	Canada
Resources Global Enterprise Consulting (Beijing) Co., Ltd.	People’s Republic of China
Resources Global Professionals (HK) Limited	Hong Kong, People’s Republic of China
Resources Global Professionals Czech s.r.o.	Czech Republic
Resources Global Professionals (Germany) GmbH	Germany
taskforce – Management on Demand GmbH	Germany
Skillforce – Executive Search GmbH	Germany
Resources Global Professionals (India) Private Ltd.	India
Resources Global Professionals (Ireland) Ltd.	Ireland
RGP Poland spolka z ograniczona odpowiedzialnoscia	Poland
Resources Global Professionals Japan K.K.	Japan
Resources Global Professionals (Korea) Ltd.	South Korea
Resources Connection Mexico S de RL de CV	Mexico
Resources Global Professionals (Europe) B.V.	Netherlands
Resources Management & Finance B.V.	Netherlands
Resources Global Professionals (Singapore) Pte. Ltd.	Singapore
RGP Consulting Sdn. Bhd.	Malaysia
Resources Global Professionals Sweden AB	Sweden
Resources Global Professionals (Switzerland) GmbH	Switzerland
Resources Global Professionals Taiwan Co., Ltd.	Taiwan
Compliance.co.uk Ltd	United Kingdom
Resources Compliance (UK) Ltd	United Kingdom
Resources Connection (UK) Ltd.	United Kingdom (England and Wales)
Names under which Resources Connection (UK) Ltd. does business: Resources Global Professionals (UK)